ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Forex International Trading Corp.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

2,000,000,000 shares of Common Stock, par value $.00001 per share, and 20,000,000 shares of Preferred Stock, $.00001 par value.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

2,000,000 shares of Common Stock, par value $.00001 per share, and 20,000,000 shares of Preferred Stock, $.00001 par value.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

One share of common stock shall be issued after the exchange in exchange for each 1,000 shares of common stock issued. The preferred stock will not be affected.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares shall be rounded up to the nearest whole.

7. Effective date of filing: (optional)	February 23, 2013
(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

/s/ Igwekali Reginald Emmanuel	Chief Executive Officer
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Stock Split
This form must be accompanied by appropriate fees.	Revised: 3-6-09

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